Exhibit 23b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-221640 on Form S-3 of our report dated February 26, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of PSEG Power LLC and subsidiaries appearing in the Annual Report on Form 10-K of PSEG Power LLC for the year ended December 31, 2017.

/s/Deloitte & Touche LLP
Parsippany, New Jersey
February 26, 2018